EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Continues Stellar Earnings

LAREDO, Texas—(BUSINESS WIRE)— August 3, 2023—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the six months ended June 30, 2023 of $202.1 million, or $3.25 diluted earnings per common share ($3.25 per share basic) compared to $111.5 million or $1.76 diluted earnings per common share ($1.77 per share basic) for the same period of 2022, which represents an increase of 81.3% in net income and an increase of 84.7% in diluted earnings per common share. Net income for the three months ended June 30, 2023 was $100.5 million or $1.62 diluted earnings per common share ($1.62 per share basic) compared to $58.0 million or $.92 diluted earnings per common share ($.92 per share basic), which represents an increase of 73.3% in net income and an increase of 76.1% in diluted earnings per share over the corresponding period in 2022.

Net income for the first six months of 2023 was positively impacted by an increase in net interest income, which was primarily attributable to an increase in the size of our investment portfolio, the interest earned on funds held at the Federal Reserve Bank, and an increase in loan interest income, of which the latter two have increased consistently with Federal Reserve Board actions to raise interest rates in 2022 and 2023.  The increase in those revenue streams coupled with our cost control initiatives to streamline operations and increase efficiency in recent years have been the primary drivers in achieving these results.  We are also continuing to monitor economic conditions impacting our loan portfolio and have factored these forecasts into our allowance for credit loss calculation to capture the risk of potential losses in our portfolio arising from those uncertain economic conditions.

“Our net interest margin has been positively impacted by the increases in interest rates on earning assets while confronting rising interest expense from increasing deposit rates.  The management of interest rate risk is paramount in the current environment.  We are confident that our balance sheet management strategies, including our asset liability management, which have been in place for many years, will continue to position us for success.  We are also continuing to adjust our deposit pricing to remain competitive in an effort to retain certain deposits, while continuing to allow certain deposits to run-off if the pricing we offer is not acceptable to the customer.  We have high levels of liquidity and because of that, we have the flexibility to allow some deposits to move.  Our executive leadership team carefully monitors those decisions in order to manage our deposit base and the cost of our deposits.  With five separately chartered banks in our holding company system, we are uniquely positioned to work with our customers to maximize their FDIC insurance coverage to protect our relationship deposits.  The future of the economy remains uncertain; therefore, we continue to operate and make decisions carefully. The cornerstone of our day-to-day decisions continues to be our proven legacy commitment to expense control and non-interest income growth to protect our earnings.  We will continue to monitor controllable expenses closely and will make decisions accordingly to ensure that we maximize the use of our resources.  We continue to be confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base, and responsive management strategies to position us for continued success in 2023 and beyond,” said Dennis E. Nixon, president and CEO.

Total assets at June 30, 2023 were $14.9 billion compared to $15.5 billion at December 31, 2022.  Total net loans were $7.4 billion at June 30, 2023 compared to $7.3 billion at December 31, 2022. Deposits were $11.9 billion at June 30, 2023 compared to $12.7 billion at December 31, 2022.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 167 facilities and 257 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.